EXHIBIT 99.1

Cautionary Statements

Statements in this Report that are not historical facts, including all statements about our business strategy or expectations, or information about new and existing products and technologies or market characteristics and conditions, are forward-looking statements that involve risks and uncertainties. These include, but are not limited to, the factors described below which could cause actual results to differ from those contemplated by the forward-looking statements.

Disclosure About Terrorist Risk

We did not experience any direct impact from the September 11, 2001 terrorist attacks on the United States other than minor delays in certain material shipments due to disruptions in the air transportation system. These delays did not have a material impact on us. We are unable to estimate or predict what future impact these events will have on us, our customers, our suppliers and the market demand for our products. Any production delays or shutdowns, reduction in demand or loss of customers due to terrorist attacks could have a negative impact on our results of operations and future sales.

Product Development and Technological Change

The semiconductor and memory module industries are characterized by rapid technological change and are highly competitive with respect to timely product innovation. Our memory and future wireless products are subject to obsolescence or price erosion because semiconductor manufacturers are continuously introducing chips with the same or greater memory density as our custom modules. As a result, memory products typically have a product life of not more than three to five years.

Our future success depends on our ability to develop new products and product enhancements to keep up with technological advances and to meet customer needs. Any failure by us to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on our financial condition and results of operations. Additionally, the Company could incur new operating costs with the introduction of new products.

There can be no assurance that we will be successful in planned product development or marketing efforts, or that we will have adequate financial or technical resources for planned product development and promotion.

Uncertainty of Market Acceptance or Profitability of New Products

The introduction of new products, such as our announced product plans for the wireless marketplace, will require the expenditure of an unknown amount of funds for research and development, tooling, manufacturing processes, inventory and marketing. In order to successfully develop products, we will need to successfully anticipate market needs and may need to overcome rapid technological change and competition. In order to achieve high volume production, we will need to make substantial investments in inventory and capital equipment or, as currently contemplated, we will need to out-source production to third parties or enter into licensing arrangements. We are inexperienced in the wireless industry, and our plans in that industry are unproven.   We have limited marketing capabilities and resources and are dependent upon internal sales and marketing personnel and a network of independent sales representatives for the marketing and sale of our products. There can be no assurance that our products will achieve or maintain market acceptance, result in increased revenues, or be profitable.

Parts Shortages and Over-Supplies and Dependence on Suppliers

The semiconductor industry is characterized by periodic shortages or over-supplies of parts that have in the past and may in the future negatively affect our operations. We are dependent on a limited number of suppliers for semiconductor devices used in our products, and we have no long-term supply contracts with any of them.

Due to the cyclical nature of the semiconductor industry and competitive conditions, we may experience difficulties in meeting our supply requirements in the future. Any inability to obtain adequate deliveries of parts, either due to the loss of a supplier or industry-wide shortages, could delay shipments of our products, increase our cost of goods sold and have a material adverse effect on our business, financial condition and results of operations.

Concentration of Credit Risk

We grant credit to customers included in the military, aerospace, and a variety of commercial industries.  Credit is extended based on an evaluation of the customer’s financial condition and collateral is not required.  Estimated credit losses are provided for in the financial statements. A decision by a significant customer to substantially decrease or delay purchases from us or our inability to collect receivables from any of these customers could have a material adverse effect on our business, financial condition, and results of operations.

Dependence on Defense-Related Business

We have historically derived a portion of our revenues from defense-related contracts. As a result, our business may be impacted by reductions in the federal defense budget and will continue to be subject to risks affecting the defense industry, including changes in governmental appropriations and changes in national defense policies and priorities.  We have reduced, and attempt to continue to reduce, our dependence on defense-related business by developing products with commercial applications, although such products generally have lower margins than defense-related products, and this adversely affects our results of operations and cash flows.

Intellectual Property Rights

Our ability to compete effectively is dependent on our proprietary know-how, technology and patent rights. We hold U.S. patents on certain aspects of our three-dimensional stacking technology and have applied for additional patents. There can be no assurance that our patent applications will be approved, that any issued patents will afford our products any competitive advantage or that any of our products will not be challenged or circumvented by third parties, or that patents issued to others will not adversely affect the sales, development or commercialization of our present or future products.

We are involved from time to time in claims and litigation over intellectual property rights, which may adversely affect our ability to manufacture and sell our products.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. We believe that it may be necessary, from time to time, to initiate litigation against one or more third parties to preserve our intellectual property rights. In addition, from time to time, we have received, and may continue to receive in the future, notices that claim we have infringed upon, misappropriated or misused other parties’ proprietary rights, which claims could result in litigation. Such litigation would likely result in significant expense to us and divert the efforts of our technical and management personnel. In the event of an adverse result in such litigation, we could be required to pay substantial damages, cease the manufacture, use and sale of certain products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to use the infringed technology. Such a license may not be available on commercially reasonable terms, if at all. Our failure to obtain a license or our failure to obtain a license on commercially reasonable terms could cause us to incur substantial costs and suspend manufacturing products using the infringed technology. If we obtain a license, we would likely be required to make royalty payments for sales under the license. Such payments would increase our costs of revenues and reduce our gross profit. In addition, any litigation, whether as plaintiff or as defendant, would likely result in significant expense to us and divert the efforts of our technical and management personnel, whether or not such litigation is ultimately determined in our favor. In addition, the results of any litigation are inherently uncertain.

Management of Growth or Diversification

Successful expansion or diversification of the Company’s operations will depend on the ability to obtain new customers, to attract and retain skilled management and other personnel, to secure adequate sources of supply on commercially reasonable terms and to successfully manage new product introductions. To manage growth or diversification effectively, we will have to continue to implement and improve our operational, financial and management information systems, procedures and controls. As we expand or diversify, we may from time to time experience constraints that will adversely affect our ability to satisfy customer demand in a timely fashion. Failure to manage growth or diversification effectively could adversely affect our financial condition and results of operations.

Competition

There are memory companies that offer or are in the process of developing three-dimensional products, including ChipPac, Amcor, Staktek, Samsung, Infineon, Elpedida and others. Some of such companies have greater financial, manufacturing and marketing capabilities than we have. We could also experience competition from established and emerging computer memory companies. There can be no assurance that our products will be competitive with existing or future products, or that we will be able to establish or maintain a profitable price structure for our products.

We expect to face competition from existing competitors and new and emerging companies that may enter our existing or future markets with similar or alternative products, which may be less costly or provide additional features. In addition, some of our significant suppliers are also our competitors, many of who have the ability to manufacture competitive products at lower costs as a result of their higher levels of integration. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally. Competition may arise due to the development of cooperative relationships among our current and potential competitors or third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances among competitors will emerge and rapidly acquire significant market share.

We expect our competitors will continue to improve the performance of their current products, reduce their prices and introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sales or loss of market acceptance of our products. In addition, our competitors may develop enhancements to or future generations of competitive products that may render our technology or products obsolete or uncompetitive.

Product Liability

In the course of our business, we may be subject to claims for product liability for which our insurance coverage is excluded or inadequate.

Variability of Gross Margin

Any change in the gross margins can typically be attributed to the type of products, and the amount of purchased memory included in sales during the year as well as the amount of royalty income generated during the periods. As we market our products both to military and aerospace, and commercial customers, the product mix that each category of the customers orders may be different and result in changes in the gross margin. Due to the various configuration and applications of our product, prices could range from less than $5 for commercial custom modules to over a thousand dollars for high-end military specification custom modules.

We expect that our net sales and gross margin may vary significantly based on these and other factors, including the mix of products sold and the manufacturing services provided, the channels through which our products are sold, changes in product selling prices and component costs, the level of manufacturing efficiencies achieved and pricing by competitors. The selling prices of our products may decline depending upon the price changes of DRAM, SRAM and Flash semiconductors, which would have a material adverse effect on our net sales and could, have a material adverse effect on our business, financial condition and results of operation. Accordingly, our ability to maintain or increase net sales will be highly dependent upon our ability to increase unit sales volumes of existing products and to introduce and sell new products in quantities sufficient to compensate for the anticipated declines in selling prices. Declining product-selling prices may also materially and adversely affect our gross margin unless we are able to reduce our cost per unit to offset declines in product selling prices. There can be no assurance that we will be able to increase unit sales volumes, introduce and sell new products or reduce our cost per unit. We also expect that our business may experience significant seasonality to the extent it sells a material portion of our products in Europe (due to vacation cycles) and to the extent, our exposure to the personal computer market remains significant.

Our average sales prices have historically declined, and we anticipate that the average sales prices for our products will continue to decline and could negatively impact our gross profit margins.

Semiconductor companies and OEM’s are placing increasing price pressure on module manufactures, which in turn, has resulted in downward pricing pressure on our products with certain competitors aggressively reducing prices in an effort to increase market share. Fierce competition among third-party suppliers has also increased, at the same time the major semiconductor companies, who are supplying their own stacking solutions with the goal to sell semiconductors, can result in little-to-no-value for the service providers of stacking.  To offset declining average sales prices, we must reduce manufacturing costs and ultimately develop new products with lower costs or higher average sales prices. If we cannot achieve such cost reductions or product improvements, our gross margins will decline.

Decline of Demand for Product Due to Downturn of Related Industries

We may experience substantial period-to-period fluctuations in operating results due to factors affecting the semiconductor, computer, telecommunications and networking industries. From time to time, each of these industries has experienced downturns, often in connection with, or in anticipation of, declines in general economic conditions. A decline or significant shortfall in growth in any one of these industries or a technology shift, could have a material adverse impact on the demand for our products, and therefore, a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our net sales and results of operations will not be materially and adversely affected in the future due to changes in demand from individual customers or cyclical changes in the semiconductor, computer, telecommunications, networking or other industries utilizing our products.

Fluctuations in Operating Results

Our results of operations and gross margin have been subject to fluctuations from period to period. The primary factors that have affected and may in the future affect our results of operations; include, adverse changes in the mix of products sold, the inability to procure required components, the size of investments in new technologies or product lines, and the partial or complete loss of a principal customer or the reduction in orders from a customer due to, among other things, excess product inventory accumulation by such customer. Other factors that have affected and may in the future affect our results of operations include fluctuating market demand for and declines in the selling prices of our products, decreases or increases in the costs of the components of our products, market acceptance of new products and enhanced versions of our products, our competitors’ selling products that compete with our products at lower prices or on better terms than we sell our products, delays in our the introduction of new products and in our making enhancements to existing products, manufacturing inefficiencies associated with the start up of new product introductions, or our semiconductor customers’ manufacturing memory custom modules, internally or with other third parties, outside of the United States due to concerns about United States antidumping investigations and laws.

Our operating results may also be affected by the timing of new product announcements and releases by us or our competitors, the timing of significant orders, the ability to produce products in volume, delays, cancellations or rescheduling of orders due to customer financial difficulties or other events, inventory obsolescence, including the reduction in value of our inventories due to price declines, unexpected product returns, the timing of expenditures in anticipation of increased sales, cyclicality in our targeted markets, and expenses associated with acquisitions. In particular, declines in DRAM, SRAM and Flash semiconductor prices could affect the valuation of our inventory, the pricing of services, which could result in adverse changes in our business, financial condition and results of operations. Many of these same conditions apply to the products being developed for the wireless market.

Sales of our individual products and product lines toward the end of a product’s life cycle are typically characterized by steep declines in sales, pricing and gross margin, the precise timing of which may be difficult to predict. We have experienced and could continue to experience unexpected reductions in sales of products as customers anticipate new product purchases. In addition, to the extent that we manufacture products in anticipation of future demand that does not materialize, or in the event a customer cancels outstanding orders during a period of either declining product-selling prices or decreasing demand, we could experience an unanticipated decrease in sales of products. These factors could give rise to charges for obsolete or excess inventory, returns of products by distributors, or substantial price protection charges or discounts. In the past, we have had to write-down and write-off excess or obsolete inventory. To the extent that we are unsuccessful in managing product transitions, our business, financial condition and results of operations could be materially and adversely affected.

From time to time, our customers may purchase products from us in large quantities over a short period of time, which may cause demand for our products to change rapidly. Due to these and other uncertainties associated with semiconductor infrastructure deployments and OEMs’ purchasing strategies, we may experience significant fluctuations in demand from our customers. Such fluctuations could cause a significant increase in demand that could exceed our production capacity and could negatively impact our ability to meet customers’ demands as well as potentially impact product quality. Alternatively, such fluctuations could cause a significant reduction in revenues, which could have a material adverse effect on our business, results of operations and financial condition. We cannot guarantee that a major customer will not reduce, delay or eliminate purchases from us, which could have a material adverse effect on our business, results of operations and financial condition.

The need for continued significant expenditures for capital equipment purchases, research and development and ongoing customer service and support, among other factors, will make it difficult for us to reduce our operating expenses in any particular period if our expectations for net sales for that period are not met or our investment objective for future revenues streams need to continue for potential success. Accordingly, there can be no assurance that we will be able to be profitable in any future period. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as indications of good future performance. Due to the foregoing factors, it is likely that in some future period our operating results will be below the expectations of public market analysts or investors. In such event, the market price of our Common Stock or other securities would be materially and adversely affected.

International Sales

International sales may be subject to certain risks, including changes in regulatory requirements, tariffs and other barriers, timing and availability of export licenses, political and economic instability, difficulties in accounts receivable collections, natural disasters, difficulties in staffing and managing foreign subsidiary and branch operations, difficulties in managing distributors, difficulties in obtaining governmental approvals for telecommunications and other products, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties, potentially adverse tax consequences and uncertainties relative to regional, political and economic circumstances. Moreover and as a result of currency changes and other factors, certain of our competitors may have the ability to manufacture competitive products in Asia at lower costs than we can manufacture them.

We are also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether the United States or other countries will implement quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products. Because sales of our products have been denominated to date in United States dollars, increases in the value of the United States dollar could increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to United States dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in our results of operations. Some of our customer’s purchase orders and agreements are governed by foreign laws, which may differ significantly from United States laws. Therefore, we may be limited in our ability to enforce any rights under such agreements and to collect damages, if awarded.  These factors could have a material adverse effect on our business, financial condition and results of operations.

Limited Experience in Acquisition

We may pursue selective acquisitions to complement our internal growth. If we make any future acquisitions, we could issue stock that would dilute our shareholders’ percentage ownership, incur substantial debt, assume contingent liabilities, or use other company assets available at the time of acquisition. We have limited experience in acquiring other businesses, product lines and technologies. In addition, the attention of our small management team may be diverted from our core business if we undertake an acquisition. Potential acquisitions also involve numerous risks, including, among others:

•   Problems assimilating the purchased operations, technologies or products;

•   Costs associated with the acquisition;

•   Adverse effects on existing business relationships with suppliers and customers;

•   Sudden market changes;

•   Risks associated with entering markets in which we have no or limited prior experience;

•   Potential loss of key employees of purchased organizations; and

•   Potential litigation arising from the acquired company’s operations before the acquisition.

Our inability to overcome problems encountered in connection with such acquisitions could divert the attention of management, utilize scarce corporate resources and harm our business. In addition, we are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

Cyclical Nature of Semiconductor Industry

The semiconductor industry; including the memory markets in which we compete, is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry has experienced significant downturns, often connected with, or in anticipation of, maturing product cycles of both semiconductor companies’ and their customers’ products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any future downturns could have a material adverse effect on our business and operating results. Furthermore, any upturn in the semiconductor industry could result in increased demand for, and possible shortages of, components we use to manufacture and assemble our products. Such shortages could have a material adverse effect on our business and operating results.

Product Returns and Order Cancellation

To the extent, we manufacture products in anticipation of future demand that does not materialize, or in the event a customer cancels outstanding orders, we could experience an unanticipated increase in our inventory. In addition, while we may not be contractually obligated to accept returned products, we may determine that it is in our best interest to accept returns in order to maintain good relations with our customers. Product returns would increase our inventory and reduce our revenues. We have had to write-down inventory in the past for reasons such as obsolescence, excess quantities and declines in market value below our costs.

We have no long-term volume commitments from our customers except those subject to cancellation by the customer. Sales of our products are made through individual purchase orders and, in certain cases, are made under master agreements governing the terms and conditions of the relationships. Customers may change, cancel or delay orders with limited or no penalties. We have experienced cancellations of orders and fluctuations in order levels from period-to-period and we expect to continue to experience similar cancellations and fluctuations in the future that could result in fluctuations in our revenues.

Additional Capital Funding to Impair Value of Investment

If we expand more rapidly than currently anticipated or if our working capital needs exceed our current expectations, we may need to raise additional capital through public or private equity offerings or debt financings. Our future capital requirements depend on many factors including our research, development, sales and marketing activities. We do not know whether additional financing will be available when needed, or will be available on terms favorable to us. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. To the extent, we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

Geographic Concentration of Operation

A majority of our manufacturing operations are located in our facility in Garden Grove, California. Due to this geographic concentration, a disruption of our manufacturing operations, resulting from sustained process abnormalities, human error, government intervention or natural disasters such as earthquakes, fires or floods could cause us to cease or limit our manufacturing operations and consequently harm our business, financial condition and results of operations.  Additionally, as the company lease period expires the Company may be required to move to new locations, which  may present risks associated with such a move.

Compliance with Environmental Laws and Regulations

We are subject to a variety of environmental laws and regulations governing, among other things, air emissions, waste water discharge, waste storage, treatment and disposal, and remediation of releases of hazardous materials. Our failure to comply with present and future requirements could harm our ability to continue manufacturing our products. Such requirements could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. The imposition of additional or more stringent environmental requirements, the results of future testing at our facilities, or a determination that we are potentially responsible for remediation at other sites where problems are not presently known to us, could result in expenses in excess of amounts currently estimated to be required for such matters.

Key Personnel

The Company may fail to attract or retain the qualified technical sales, marketing and managerial personnel required to operate its business successfully.

DPAC’s future success depends, in part, upon ability to attract and retain highly qualified technical, sales, marketing and managerial personnel.  Personnel with the necessary expertise are scarce and competition for personnel with proper skills is intense.  Also, attrition in personnel can result from, among other things, changes related to acquisitions, as well as retirement or disability.  The Company may not be able to retain existing key technical, sales, marketing and managerial employees or be successful in attracting, assimilating or retaining other highly qualified technical, sales, marketing and managerial personnel in the future.  If the Company is unable to retain existing key employees or is unsuccessful in attracting new highly qualified employees, business, financial condition and results of operations of DPAC could be materially and adversely affected.

Stock Price Volatility

The stock market in general, and the market for shares of technology companies in particular, has experienced extreme price fluctuations. These price fluctuations are often unrelated to the operating performance of the affected companies. Many technology companies, including us, have experienced dramatic volatility in the market prices of their common stock. If our future operating results are below the expectations of stock market analysts and investors, our stock price may decline. We cannot be certain that the market price of our common stock will remain stable in the future. Our stock price may undergo fluctuations that are material, adverse and unrelated to our performance.